Exhibit 99.1

REALOGY REPORTS RESULTS FOR FIRST QUARTER 2009

Despite EBITDA Loss, Company Generates Positive Cash Flow from Operations in First Quarter;

Realogy Maintains Compliance Under Credit Agreement

with Senior Secured Leverage Ratio of 5.1x

PARSIPPANY, N.J., May 12, 2009 – Realogy Corporation, a global provider of real estate and relocation services, today reported results for the first quarter of 2009. Realogy generated $4 million of cash flow from operations in the first quarter of 2009 – a year-over-year improvement of $110 million – and, as of March 31, 2009, had $386 million of readily available cash. The Company had first quarter 2009 net revenue of $697 million, earnings before interest, taxes, depreciation and amortization (EBITDA) of negative $62 million, and a net loss of $259 million.

Realogy’s EBITDA for the period was negatively affected by $38 million of restructuring and legacy charges. The net loss includes $144 million of interest expense and $51 million of depreciation and amortization expense.

“In the first quarter, the seasonally slowest for our industry, our year-over-year revenue declines of $354 million were largely offset by variable and fixed cost savings of $310 million,” said Realogy Chief Executive Officer Richard A. Smith. “In addition to strategically managing our operating costs, we have continued our focus on investing in long-term growth opportunities. Notably, we achieved $101 million of new franchise sales as measured by gross commission income in the first quarter of 2009, which is a 5 percent increase over the same period a year ago.”

In the first quarter, Realogy’s year-over-year home sale transaction sides declined by 15 percent at the Realogy Franchise Group (RFG) and were down by 12 percent at NRT, the Company’s owned brokerage unit. RFG’s average home sales price decreased 15 percent and NRT’s average home sale price declined 32 percent compared to the same period in 2008. Driven largely by an increasing number of REO (real-estate owned) sales throughout our markets, NRT, in particular, experienced a significant shift in homesale transactions, moving from the higher price ranges to the low- and mid-price points of the housing market.

“The housing market is still being substantially impacted by the weak macroeconomic environment,” said Chief Financial Officer Anthony E. Hull. “The high end was particularly hard-hit in the first quarter of 2009 with sales of homes with prices exceeding $750,000 falling about 50 percent year over year. In contrast, unit sales declines in the more prevalent middle and lower segments of the market have been trending slightly better than last year.”

Realogy Reports Results for First Quarter 2009

Covenant Compliance

As of March 31, 2009, the Company’s senior secured leverage ratio was 5.1 to 1. This was 0.25x below the maximum 5.35 to 1 ratio required for Realogy to be in compliance under its Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $3.3 billion at March 31, 2009 and dividing it by the Company’s Adjusted EBITDA of $656 million for the 12 months ended March 31, 2009. (Please see Table 5 for a reconciliation of net loss to EBITDA and Adjusted EBITDA and Table 6 for the definition of non-GAAP financial measures.)

Balance Sheet Information as of March 31, 2009:

As of March 31, 2009, Realogy had a net revolver debt balance of $214 million with $600 million revolver drawn less $386 million of readily available cash, which is included in cash and cash equivalents of $421 million. A complete balance sheet is included as Table 2 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its first quarter 2009 results at 5:00 p.m. (ET) today. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from May 13 through May 26.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 15,000 offices and 272,000 sales associates doing business in the United States and 91 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may”

Realogy Reports Results for First Quarter 2009

and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial debt leverage; constraints on sources of liquidity; our ability to comply with the affirmative and negative covenants contained in our debt agreements; continuing adverse developments in the residential real estate markets; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, substantial volatility in the equity or bond markets, and changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of the recession and the related high levels of unemployment in the U.S. and abroad; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and “Forward-Looking Statements” in our Form 10-Q for the quarter ended March 31, 2009 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Relations Contact: Alicia Swift (973) 407-4669 alicia.swift@realogy.com	Media Contact: Mark Panus (973) 407-7215 mark.panus@realogy.com

# # #

(Tables to Follow)

Realogy Reports Results for First Quarter 2009

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Revenues
Gross commission income	$472	$749
Service revenue	134	184
Franchise fees	50	73
Other	41	45

Net revenues	697	1,051

Expenses
Commission and other agent-related costs	292	486
Operating	328	428
Marketing	41	55
General and administrative	63	65
Former parent legacy costs (benefit), net	4	6
Restructuring costs	34	9
Merger costs	—	1
Depreciation and amortization	51	56
Interest expense/(income), net	144	164
Other (income)/expense, net	1	—

Total expenses	958	1,270

Loss before income taxes, equity in earnings and noncontrolling interest	(261)	(219)

Income tax expense (benefit)	2	(84)
Equity in (earnings) losses of unconsolidated entities	(4)	(3)

Net loss	$(259)	$(132)

Realogy Reports Results for First Quarter 2009

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$421	$437
Trade receivables (net of allowance for doubtful accounts of $67 and $46)	142	140
Relocation receivables	608	765
Relocation properties held for sale	8	22
Deferred income taxes	45	92
Due from former parent	3	3
Other current assets	111	112

Total current assets	1,338	1,571

Property and equipment, net	251	276
Goodwill	2,574	2,572
Trademarks	732	732
Franchise agreements, net	3,026	3,043
Other intangibles, net	474	480
Other non-current assets	232	238

Total assets	$8,627	$8,912

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$113	$133
Securitization obligations	621	703
Due to former parent	556	554
Revolving credit facility and current portion of long-term debt	632	547
Accrued expenses and other current liabilities	562	513

Total current liabilities	2,484	2,450

Long-term debt	6,206	6,213
Deferred income taxes	781	826
Other non-current liabilities	153	163

Total liabilities	9,624	9,652

Commitments and contingencies

Stockholder’s deficit:
Common stock	—	—
Additional paid-in capital	2,015	2,013
Accumulated deficit	(2,968)	(2,709)
Accumulated other comprehensive loss	(45)	(46)

Total Realogy stockholder’s deficit	(998)	(742)

Noncontrolling interest	1	2

Total stockholder’s deficit	(997)	(740)

Total liabilities and stockholder’s deficit	$8,627	$8,912

Realogy Reports Results for First Quarter 2009

Table 3

REALOGY CORPORATION

KEY DRIVERS

	Three Months Ended March 31,
	2009	2008	% Change
Real Estate Franchise Services (a)
Closed homesale sides	178,233	209,313	(15%	)
Average homesale price	$182,865	$214,305	(15%	)
Average homesale broker commission rate	2.57%	2.50%	7 bps
Net effective royalty rate	5.15%	5.05%	10 bps
Royalty per side	$253	$283	(11%	)

Company Owned Real Estate Brokerage Services
Closed homesale sides	47,499	54,047	(12%	)
Average homesale price	$355,838	$526,570	(32%	)
Average homesale broker commission rate	2.55%	2.47%	8 bps
Gross commission income per side	$9,909	$13,826	(28%	)

Relocation Services
Initiations	27,677	32,755	(16%	)
Referrals	10,719	13,932	(23%	)

Title and Settlement Services
Purchase title and closing units	18,810	24,008	(22%	)
Refinance title and closing units	20,089	11,272	78%
Average price per closing unit	$1,211$	$1,424	(15%	)

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for First Quarter 2009

Table 4

REALOGY CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2009	For The Three Months Ended March 31, 2008
Revenue
Real Estate Franchise Services	$105	$152
Company Owned Real Estate
Brokerage Services	491	767
Relocation Services	71	108
Title and Settlement Services	68	81
Corporate and Other (a)	(38)	(57)

	$697	$1,051

EBITDA (b)
Real Estate Franchise Services	$44	$80
Company Owned Real Estate
Brokerage Services	(84)	(60)
Relocation Services	—	—
Title and Settlement Services	(5)	(2)
Corporate and Other	(17)	(14)

Total	$(62)	$4

Depreciation and Amortization	51	56
Interest, Net	144	164
Income Tax Expense/(Benefit)	2	(84)

Net Loss	$(259)	$(132)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million and $57 million for the three months ended March 31, 2009 and 2008, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million and $7 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009 and 2008, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy costs, respectively, for the three months ended March 31, 2009, compared to $9 million, $6 million and $1 million of restructuring costs, former parent legacy costs and merger costs, respectively, for the three months ended March 31, 2008. The amounts recorded by segment are as follows for the three months ended:

	March 31, 2009	March 31, 2008
Real Estate Franchise Services	$1	$—
Company Owned Real Estate Brokerage Services	25	9
Relocation Services	5	—
Title and Settlement Services	1	—
Corporate and Other	6	7

Total	$38	$16

EBITDA by segment before restructuring and other costs detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other costs detailed above for the corresponding three months ended March 31, 2008 was as follows: RFG $80 million, NRT ($51) million, Cartus $0, TRG ($2), and Corporate ($7).

Realogy Reports Results for First Quarter 2009

Table 5

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net loss to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2009 is set forth in the following table:

	Year Ended December 31, 2008	Less	Equals	Plus	Equals
		Three Months Ended March 31, 2008	Nine Months Ended December 31, 2008	Three Months Ended March 31, 2009	Twelve Months Ended March 31, 2009
Net loss (a)	$(1,912)	$(132)	$(1,780)	$(259)	$(2,039)
Income tax expense (benefit)	(380)	(84)	(296)	2	(294)

Loss before income taxes	(2,292)	(216)	(2,076)	(257)	(2,333)
Interest expense/(income), net	624	164	460	144	604
Depreciation and amortization	219	56	163	51	214

EBITDA (b)	(1,449)	4	(1,453)	(62)	(1,515)

Covenant calculation adjustments:
Merger costs, restructuring costs, and former parent legacy costs (benefit), net (c)	62
Impairment of intangible assets, goodwill and investments in unconsolidated entities (d)	1,789
Non-cash charges for PHH Home Loans impairment	31
Pro forma cost savings for 2009 restructuring initiatives (e)	54
Pro forma cost savings for 2008 restructuring initiatives (f)	42
Pro forma effect of business optimization initiatives (g)	79
Non-cash charges (h)	57
Non-recurring fair value adjustments for purchase accounting (i)	6
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (j)	12
Apollo management fees (k)	14
Proceeds from WEX contingent asset (l)	12
Incremental securitization interest costs (m)	5
Expenses incurred in debt modification activities (n)	5
Better Homes and Gardens start up costs	3

Adjusted EBITDA	$656

Total senior secured net debt (o)	$3,342
Senior secured leverage ratio	5.1x

(a)	Net loss consists of a loss of: (i) $27 million for the second quarter of 2008; (ii) $50 million for the third quarter of 2008; (iii) $1,703 million for the fourth quarter of 2008; and (iv) $259 million for the first quarter of 2009.
(b)	EBITDA consists of: (i) a positive $161 million for the second quarter of 2008; (ii) a positive $129 million for the third quarter of 2008; (iii) a negative $1,743 million for the fourth quarter of 2008; and (iv) a negative $62 million for the first quarter of 2009.
(c)	Consists of $1 million of merger costs and $83 million of restructuring costs offset by a benefit of $22 million of former parent legacy costs.
(d)	Represents the non-cash adjustment for the 2008 impairment of goodwill, intangible assets and investments in unconsolidated entities.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first quarter of 2009. From this restructuring, we expect to reduce our operating costs by approximately $60 million on a twelve month run-rate basis and estimate that $6 million of such savings were realized in the first quarter of 2009. The adjustment shown represents the impact the savings would have had on the period from April 1, 2008 through the time they were put in place, had those actions been effected on April 1, 2008.
(f)

Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2008. From this restructuring, we expect to reduce our operating costs by approximately $96 million on a twelve month run-rate

Realogy Reports Results for First Quarter 2009

basis and estimate that $54 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2008 through the time they were put in place, had those actions been effected on April 1, 2008.

(g)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including $31 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $15 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $8 million due to the add back of the retention accrual and $25 million related to other initiatives.
(h)	Represents the elimination of non-cash expenses including $22 million for the change in the allowance for doubtful accounts and $13 million related to the change in the reserve for development advance notes and promissory notes from April 1, 2008 through March 31, 2009, $7 million of stock based compensation expense, $15 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(i)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended March 31, 2009.
(j)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on April 1, 2008. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2008.
(k)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended March 31, 2009.
(l)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us.
(m)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2009.
(n)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities in the second half of 2008.
(o)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,715 million plus $13 million of capital lease obligations less $386 million of readily available cash as of March 31, 2009.

Realogy Reports Results for First Quarter 2009

Table 6

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other costs is calculated by adjusting EBITDA by restructuring, legacy, and merger costs as described in Table 4 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 5 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other costs because we believe EBITDA and EBITDA adjusted for restructuring and other costs are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other costs measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other costs and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other costs have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other costs, Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.